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Annual Statement of Compliance

J.C. Penney Debenture- Backed Series 2006-1 Trust

I, Kimberly O. Jacobs, a Senior Vice President of U.S. Bank National Association, as Trustee (the “Trustee”), hereby certify that:

1)	A review of the activities of the Trustee during the fiscal year covered by this annual report on Form 10-K and of the performance of the Trustee under the Standard Terms for Trust Agreement, dated as of November 9, 2006, between the Trustee and the Depositor (the “Agreement”) has been made under my supervision; and

2)	To the best of my knowledge, based on such review, the Trustee has fulfilled its obligations under the Agreement in all material respects throughout the Reporting Period.

Date: February 28, 2022

U.S. Bank National Association, as Trustee

By:	/s/ Kimberly O. Jacobs
Kimberly O. Jacobs
Senior Vice President